Exhibit 21.1

Tallgrass Energy Partners, LP

Subsidiaries

Company	Jurisdiction of Organization
Tallgrass MLP Operations, LLC	Delaware
Tallgrass Interstate Gas Transmission LLC	Colorado
Tallgrass Midstream, LLC	Delaware
Tallgrass Energy Investments, LLC	Delaware

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